Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	White Electronic Designs Corporation	Lytham Partners, LLC
	Roger Derse	Joe Diaz, Robert Blum or Joe Dorame
	Chief Financial Officer	diaz@lythampartners.com
	602-437-1520	602-889-9700
rderse@wedc.com
White Electronic Designs Announces Completion of Sale of Display Systems Division
Phoenix, Ariz. – April 7, 2009 – White Electronic Designs Corporation (NASDAQ: WEDC) announced that it, along with its wholly owned subsidiary Panelview Incorporated, has completed the sale of the Company’s Display Systems Division (DSD) located in Hillsboro, Oregon to the U. S. subsidiary of VIA optronics GmbH(VIA), a German company. VIA purchased the operating assets of the division, primarily consisting of inventory, equipment and intellectual property, for approximately $2.3 million. Other non-operating net assets of approximately $0.9 million, including its accounts receivable and residual liabilities, were retained by WEDC to be settled in the normal course of business. In fiscal 2008, the Company announced its intent to dispose of these operations to exclusively focus as a defense electronics manufacturer and supplier. The transaction was completed on April 3, 2009 and will be reflected in the Company’s second quarter fiscal 2009 results.
“We are pleased to have completed the sale of DSD,” Roger Derse, chief financial officer and member of the interim Office of the President, commented. “As we announced last year, the discontinuation of non-core operations of the Company has and will continue to allow us to create a more efficient operating structure that will result in improved operating margins and financial performance. We look forward to our continued leadership in the defense electronics industry as a provider of mission critical technology that supports our national security efforts. We appreciated working with VIA in closing this disposition and wish them luck in their future endeavors.”
Juergen Eichner, managing director of VIA, remarked, “We are delighted to integrate DSD into our operations. With this acquisition, VIA has achieved a worldwide presence and we are proud to be a leader in the display enhancement and optical bonding industry. As we continue to expand, we will do our best to serve our customers now and in the future.”
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About White Electronic Designs Corporation
White Electronic Designs (NASDAQ: WEDC) delivers sophisticated multi-chip semiconductor products, high-efficiency memory devices, circuit integration and build-to-print assemblies for defense & aerospace applications. The ability to address the unique size, performance and quality requirements for technology creators in the defense and aerospace market has established White Electronic Designs as the industry’s customer-focused solutions provider. Capabilities include design, manufacturing and obsolescence management for advanced defense electronic solutions, including die stacking and secure microelectronics, as well as complex circuit card integration. Headquartered in Phoenix, Arizona, White Electronic Designs operates world-class development and production centers in Arizona and Indiana. For more information, visit www.whiteedc.com or call 602-437-1520.
About VIA optronics GmbH
VIA optronics is a fast growing market leader in Europe supplying enhanced LCD displays and related solutions. The company has several major customers in different market segments. The Germany based manufacturing facility with clean room technology is set up for high volume production. VIA optronics GmbH is privately held and has won several awards as a technology leader.
All products from VIA optronics are designed for industrial and mobile applications or other rough environments. Products from VIA optronics are used in many different applications like sunlight readable, outdoor, portable devices, handhelds, meters, medical systems, navigation units, industrial automation, POS- and kiosk-terminals and many more. For more information, visit www.via-optronics.com or call 503-690-2460.
Cautionary Statement
This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. The words, “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements. Additionally, other factors that could materially and unexpectedly affect the Company’s results are set forth in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events. WEDC-F
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